Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-274012) on Form S-3 ASR and (No. 333-272087) on Form S-8 of our reports dated February 25, 2025, with respect to the consolidated financial statements of Xenia Hotels & Resorts, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Orlando, Florida
February 25, 2025